Exhibit 10.104(a)

January 5, 2010

Lance Miyamoto

4 High Ridge Court

Whitehouse Station, NJ 08889

Re:	Consulting Engagement Letter

Dear Mr. Miyamoto:

This Engagement Letter (this “Letter”) confirms the terms and conditions upon which you (the ‘Consultant”) have been engaged by Comverse Technology, Inc. (the “Company”) to provide consulting and advisory services to the Company commencing January 5, 2010 (the “Effective Date”). The Company and the Consultant hereby acknowledge that the Company and the Consultant have mutually agreed to terminate the Consultant’s employment with the Company and, upon termination, agreed that the Consultant shall render services to Company as a consultant on the terms hereunder.

Section 1. Services to be Rendered. During the Term (as defined below), the Consultant agrees to perform the following tasks:

(a)	assist with the transition of the human resources organization of the Company, Comverse, Inc. and the subsidiaries of Comverse, Inc. to a single operational leader;

(b)	provide support with respect to executive compensation issues until these are transitioned;

(c)	provide support in preparing materials for, and implementing compensation and human resources-related actions approved by, the Company’s Board of Directors and/or its Compensation and Leadership Committee; and

(d)	provide support for such other human resources-related tasks for the Company, Comverse, Inc., the subsidiaries of Comverse, Inc. assigned to you by the Company’s Chief Executive Officer;

in each case, under the direction of the Company’s Chief Executive Officer. The Company’s Chief Executive Officer and the Consultant will identify the specific tasks and assignments for completion and will establish acceptable delivery timelines and deadlines.

During the Term, the Consultant shall provide the Consultant with the use of a blackberry and a laptop computer and adequate secretarial support. Upon termination of this Letter, the Consultant shall promptly return to the Company the blackberry and computer and all other Company materials and property, including all forms of confidential information of the Company and its affiliates.

During the Term, the Consultant shall devote a substantial amount of his business time to his consulting obligations under this Letter; provided, however, that nothing in this Letter prevents the Consultant from providing consulting services to any other entity or person, in which case, the Consultant will, in good faith, discuss, appropriate adjustments to the fees contemplated in this Letter.

The Company and the Consultant agree and acknowledge that the Consultant will be on vacation and unavailable to provide services between March 5, 2010 through March 13, 2010. The Consultant will not be entitled to pay during this vacation time.

Section 2. Fees and Expenses. During the Term, the Company will pay the Consultant for his consulting services hereunder a fee of $41,667.66 per month. During the Term, the Company also will reimburse the Consultant for all customary reasonable out-of-pocket business expenses incurred in connection with services rendered hereunder (including travel to the Company’s New York office and parking at the New York office); provided, however, that the Consultant shall seek pre-approval of any travel expenses to be incurred in connection with services rendered hereunder. The Consultant will bill the Company monthly in arrears for services rendered by him (such invoice to provide reasonable detail as to the tasks performed) and the Company will make payments to the Consultant within thirty (30) days after receipt of such invoices.

In addition, the Consultant will be entitled to a success fee of up to $50,000 based upon the achievement of certain objectives to be mutually agreed by the Company and the Consultant prior to January 11, 2010. Any success fee payable hereunder will be paid within thirty (30) days after the end of the Term.

Section 3. Termination of Engagement. The consulting term (the “Term”) will commence January 5, 2010 and, unless sooner terminated in accordance with the following sentence, will terminate on July 2, 2010. The Consultant’s engagement hereunder may be terminated upon 30 days’ prior written notice by the Company or the Consultant at any time, with or without cause. Upon delivering a notice of termination, the obligations of the Company to make payment hereunder and the obligations of the Consultant to provide services hereunder will continue until the termination date set forth in the written notice. The Company shall pay to the Consultant any unpaid fees and the pro rata fee in respect of the work performed through the termination date within thirty (30) days after the presentation of invoice in accordance with the terms of this Letter.

Section 4. Confidentiality. During the Term and thereafter, the Consultant shall not disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company or its affiliates, including such trade secret or proprietary or confidential information of any customer or other entity to which the Company owes an obligation not to disclose such information, which he acquires during the consulting engagement term, including, without limitation, records kept in the ordinary course of business and the terms of this Letter, except (i) as such disclosure or use may be required or appropriate in connection with his work as consultant to the Company, (ii) when required to do so by a court of law, governmental agency or administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information or (iii) as to such confidential information that becomes generally known to the public or trade without his violation of this section. Nothing herein shall preclude the Consultant from discussing or disclosing the Letter and/or any plan or other agreement referred to herein and/or any aspect of his compensation and/or benefits with his family and/or his advisors or necessary to enforce this Letter.

Section 5. Scope of Responsibility; Limitation of Liability. The Consultant shall not be liable to the Company or to any other person claiming through the Company for any claim, loss, damage, liability, cost or expense suffered by the Company or any such other person arising out of or related to his engagement hereunder except for a claim, loss or expense that arises out of or is based upon any action or failure to act by him, other than an action or failure to act undertaken at the request or with the consent of the Company, that is found in a final judicial determination (or a settlement tantamount thereto) to constitute bad faith, willful misconduct or gross negligence on his part. In no event shall the Consultant be liable or responsible to the Company for any type of incidental, punitive, indirect or consequential damages, including, but not limited to, lost revenue and lost profits, even if advised of the possibility of such damages, whether arising under the theory of contract, tort (including negligence), and strict liability. The Consultant’s liability under this Letter shall not exceed the amounts paid to the Consultant for services under the terms of Section 2 this Letter.

Section 6. Indemnity and Contribution. The Company agrees to indemnify and hold Consultant harmless to the full extent lawful against any and all claims, losses, damages, liabilities, costs and expenses as incurred (including all reasonable fees and disbursements of counsel and all reasonable out-of-pocket expenses incurred in connection with investigation of, preparation for and defense of any pending or threatened claim and any litigation or other proceeding arising therefrom, in connection with pending or threatened litigation in which the Company or the Consultant is a party) arising out of or related to his engagement hereunder; provided, however, there shall be excluded from such indemnification any such claims, losses, damages, liabilities, costs or expenses that arise out of or are based upon any action or failure to act by him, other than an action or failure to act undertaken at the request or with the consent of the Company, that is found in a final judicial determination (or a settlement tantamount thereto) to constitute bad faith, willful misconduct or gross negligence on his part.

In case any proceeding shall be instituted in respect of which the Consultant may seek indemnification, the Consultant shall promptly notify the Company, but the failure to so notify Company will not relieve it from any liability which it may have hereunder or otherwise, except to the extent such failure materially prejudices the Company’s rights with respect to such proceeding. The Company may elect in writing to assume the defense of such action or proceeding and, upon such election, it shall not be liable for any legal costs subsequently incurred by the Consultant in connection therewith except as set forth below. In any such proceeding, the Consultant shall have the right to retain his own counsel at his own expense, except that the Company shall pay as they are incurred the fees and expenses of counsel retained by the Consultant in the event that (i) the Company and the Consultant shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Company and the Consultant and representation of both parties by the same counsel would be inappropriate in the reasonable opinion of the Consultant’s counsel, due to actual or potential differing interests between them. So long as the Company has complied in full with its obligations under this Letter, the Consultant shall not settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder without the prior written consent of the Company (which consent shall not be unreasonably withheld).

The Company will not, without the Consultant’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), settle any litigation relating to the Consultant’s engagement hereunder unless such settlement includes an express, complete and unconditional release of the Consultant with respect to all claims asserted in such litigation or relating to his engagement hereunder; such release to be set forth in an instrument signed by all parties to such settlement.

Section 7. Governing Law; Jurisdiction. This Letter shall be governed by and construed in accordance with the laws of the State of New York. Any right to trial by jury with respect to any claim, action, suit or proceeding arising out of this Letter or any of the matters contemplated hereby is waived. The Consultant and the Company hereby irrevocably consent to the exclusive jurisdiction of the Federal and State courts located in the County of New York, New York in connection with any dispute related to this Letter or any of the matters contemplated hereby and agree not to commence any such lawsuit, action or other proceeding except in such courts. The Company further agrees that service of any process, summons, notice or document by mail to the Company’s address set forth above shall be effective service of process for any lawsuit, action or other proceeding brought against the Company in any such court. The Consultant and the Company hereby irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, action or other proceeding arising out of or relating to this Letter in the courts of the State of New York or the United States District Courts located in the City of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

Section 8. Termination of Employment. The Consultant’s service as an officer and employee of the Company shall terminate immediately prior to the opening of business on the Effective Date.

(a)	The Consultant shall resign from the Board of Directors of Starhome, B.V. effective as of the Effective Date, and any other Company subsidiary boards of directors or committees thereof, effective the Effective Date.

(b)	In respect of the termination of employment:

(i)	the Company will pay to the Consultant the base salary earned but not paid prior to the Effective Date, less applicable tax withholdings and in accordance with the regular payroll practices of the Company;

(ii)	the Company’s Chief Executive Officer will recommend to the Compensation and Leadership Committee of the Company’s Board of Directors that the Consultant receive a pro-rata share (95%, based on the number of days the Consultant is employed during the year of termination) of the 2009 annual bonus the Consultant would have earned if he had remained employed through January 31, 2010, based on the Company’s actual performance against the fiscal 2009 goals set by the Compensation and Leadership Committee and payable when and if fiscal 2009 bonuses are paid by the Company to its senior-level executives); and

(iii)	the Company will pay to the Consultant any amounts earned, accrued or owing to the Consultant for any accrued vacation ($11,262.03), less applicable tax withholdings.

(c)	The Consultant shall execute and deliver to the Company a release in the form of Exhibit A attached hereto as a condition in accordance with the terms thereof.

(d)	The Company and the Consultant acknowledge that, by virtue of, and for the period during, his continued service with the Company, the deferred stock units granted to Consultant under the Deferred Stock Award Agreements dated November 1, 2007, March 7, 2008 and April 6, 2009 will each continue to vest in accordance with the terms thereof.

(e)	The Company will provide the Consultant with a copy of the proposed Current Report on Form 8-K to be filed describing and disclosing the mutual termination prior to its filing.

Section 9. Independent Contractor. In performing services hereunder, the Consultant shall function as an independent contractor and not as an employee or agent of the Company. The Consultant shall be responsible for, and shall promptly pay, all applicable federal, state and local taxes on all payments to the Consultant under this Letter. The Consultant acknowledges and agrees that it shall not under this Letter receive any employee benefits given to the Company’s employees.

Section 11. Non-Disparagement. The Consultant agrees that he will not, at any time after the date hereof, directly or indirectly, orally, in writing or through any medium including, but not limited to, the press or other media, disparage, defame, or denigrate the Company, its affiliates or individuals associated with the Company or its affiliates. At any time after the date hereof, the Company agrees that it will not make, and agrees to use its best efforts to cause the executive officers, directors and spokespersons of the Company Group to refrain from making, any external statements (or authorizing any statements to be reported as being attributed to the Company Group), that disparage, defame, or denigrate the Consultant and shall instruct its executive officers, directors and spokespersons to refrain from making such statements. Notwithstanding the foregoing, this prohibition does not apply to statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

Miscellaneous. This Letter may be executed in two or more counterparts, all of which together shall be considered a single instrument. After the Effective Date, except as expressly set forth below, the Employment Agreement between the Company and the Consultant dated October 30, 2007 (the “Employment Agreement”) will be of no further force and effect and all future rights to compensation reside herein, provided, however, that Section 13 of the Employment Agreement setting forth restrictive covenants, together with the provisions required in order to enforce the rights and obligations under Section 13, will continue in accordance with the terms thereof. This Letter constitutes the entire agreement, and supersedes all prior agreements and understandings (both written and oral) of the parties hereto with respect to the subject matter hereof and cannot be amended or otherwise modified except in writing executed by the parties hereto. This Letter may only be amended in writing, signed by the Consultant and a duly authorized representative of the Company. This Letter may not be assigned by the Consultant without the prior written consent of the Company. This Letter shall be binding upon, and shall inure to the benefit of, the parties and their respective successors, heirs, executors and permitted assigns.

If you are in agreement with the foregoing, please sign and return the attached copy of this Letter, whereupon this Letter shall become effective as of the date hereof.

Sincerely, COMVERSE TECHNOLOGY, INC.

By:	Andre Dahan
Name:	Andre Dahan
Title:	President and Chief Executive Officer

AGREED TO:

/s/ Lance Miyamoto
Name: Lance Miyamoto

EXHIBIT A

This RELEASE (“Release”) dated as of                                  between Comverse Technology, Inc., a New York corporation (the “Company”), and Lance Miyamoto (the “Executive”).

WHEREAS, the Company and the Executive previously entered into an employment agreement dated October 30, 2007 under which the Executive was employed to serve as the Company’s Executive Vice President, Global Head of Human Resources (the “Employment Agreement”); and

WHEREAS, the Company and the Executive have agreed to mutually terminate the Executive’s employment with the Company effective January 5, 2010; and

WHEREAS, pursuant to the Consulting Engagement Letter dated January 5, 2010, the Engagement is entitled to certain compensation and benefits upon such termination and continued engagement as a consultant to the Company, contingent upon the execution of this Release;

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Employment Agreement, the Company and the Executive agree as follows:

1. The Executive, on his own behalf and on behalf of his heirs, estate and beneficiaries, does hereby release the Company, and in such capacities, any of its subsidiaries or affiliates, and each past or present officer, director, agent, employee, shareholder, and insurer of any such entities, from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, from the beginning of time, including those that arose as a consequence of his employment with the Company, or arising out of the severance of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, including, but not limited to, those which were, could have been or could be the subject of an administrative or judicial proceeding filed by the Executive or on his behalf under federal, state or local law, whether by statute, regulation, in contract or tort, and including, but not limited to, every claim for front pay, back pay, wages, bonus, fringe benefit, any form of discrimination (including but not limited to, every claim of race, color, sex, religion, national origin, disability or age discrimination), wrongful termination, emotional distress, pain and suffering, breach of contract, compensatory or punitive damages, interest, attorney’s fees, reinstatement or reemployment. If any arbitrator or court rules that such waiver of rights to file, or have filed on his behalf, any administrative or judicial charges or complaints is ineffective, the Executive agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints. The Executive relinquishes any right to future employment with the Company and the Company shall have the right to refuse to re-employ the Executive, in each case without liability of the Executive or the Company. The Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by him to exist may subsequently be discovered, it is his intention to fully settle and release all claims he may have against the Company and the persons and entities described above, whether known, unknown or suspected.

2. The Company and the Executive acknowledge and agree that the release contained in Paragraph 1 does not, and shall not be construed to, release or limit the scope of, or preclude the Executive from asserting his rights to enforce any existing obligation of the Company (i) to indemnify the Executive for his acts as an officer or director of Company in accordance with the Company’s By-laws, the Indemnification Agreement (as defined in Section 14 of the Employment Agreement), and other agreements or the law, as to continued coverage and rights under director and officer liability insurance policies, or (ii) to the Executive and his eligible, participating dependents or beneficiaries under any existing group welfare, equity, or retirement plan of the Company in which the Executive and/or such dependents are participants. In addition, Executive does not waive his right to file a charge with the EEOC or participate in an investigation conducted by the

EEOC; however, Executive expressly waives his right to monetary or other relief should any administrative agency, including but not limited to the EEOC, pursue any claim on Employee’s behalf.

3. The Executive acknowledges that he has been provided at least 21 days to review the Release and has been advised to review it with an attorney of his choice. In the event the Executive elects to sign this Release prior to this 21 day period, he agrees that it is a knowing and voluntary waiver of his right to wait the full 21 days. The Executive further understand that he has 7 days after the signing hereof to revoke it by so notifying the Company in writing, such notice to be received by the Company’s Chief Executive Officer within the 7 day period. The Executive further acknowledges that he has carefully read this Release, knows and understands its contents and its binding legal effect. The Executive acknowledge that by signing this Release, he does so of his own free will and act and that it is his intention that he be legally bound by its terms.

IN WITNESS WHEREOF, the parties have executed this Release on the date first above written.

COMVERSE TECHNOLOGY, INC.

By:
Name:	Andre Dahan
Title:	President and Chief Executive Officer

THE EXECUTIVE

Lance Miyamoto